Exhibit 99.1

WEX Inc. Reports Third Quarter 2012 Financial Results

Resilient business model and execution on growth strategy drive quarterly results in-line with guidance

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--October 31, 2012--WEX Inc. (NYSE: WXS), a leading international provider of physical, digital and virtual corporate card payment solutions, today reported financial results for the three months ended September 30, 2012.

Third Quarter Financial Results

Total revenue for the third quarter of 2012 increased 6% to $161.0 million from $151.9 million for the third quarter of 2011. Net income to common shareholders on a GAAP basis was $14.3 million, or $0.37 per diluted share, compared with $48.1 million, or $1.23 per diluted share, for the third quarter last year. The current quarter’s net income on a GAAP basis included $16.2 million of impairment costs related to the Company’s Australian prepaid business which was excluded from adjusted net income.

On a non-GAAP basis, the Company's adjusted net income for the third quarter of 2012 increased 9% to $42.0 million, or $1.08 per diluted share, from $38.7 million, or $0.99 per diluted share, for the same period a year ago. Adjusted net income for the third quarter of 2012 included a charge related to a retroactive tax law change in Australian tax legislation that was enacted in the third quarter. Third quarter adjusted net income also included deal and integration related costs associated with the previously announced acquisitions of Fleet One and UNIK, which were not accounted for in the Company’s prior full-year 2012 guidance. Together these items reduced earnings approximately $0.10 per share.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the third quarter of 2012, the Company's GAAP financial results include an unrealized $12.8 million dollar pre-tax, non-cash, mark-to-market loss on these instruments. See Exhibit 1 for a full reconciliation of adjusted net income.

“WEX delivered third quarter results that were consistent with our expectations driven by continued execution against our long-term growth strategy. In our fleet segment, card growth increased 6% over the prior year, better positioning the Company for future growth as the economic environment improves. In addition, we fortified our competitive stance through our acquisition of Fleet One,” said Michael Dubyak, Chairman, President and Chief Executive Officer.

“In our other payment solutions segment, we made further headway globalizing our virtual card for the travel industry. We also purchased an equity stake in UNIK, which expands our international footprint into Latin America and more importantly, opens up opportunities to extend our paycard presence and move into the fleet card market in Brazil. Overall, we believe the combination of market opportunities and WEX’s growing position as a comprehensive business partner for fleet, virtual and paycard solutions establishes a solid and differentiated platform for building long-term growth,” concluded Mr. Dubyak.

Third Quarter 2012 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 6.9 million, an increase of 6.2% from the third quarter of 2011.
  Total fuel transactions processed increased 0.8% from the third quarter of 2011 to 85.7 million. Payment processing transactions increased 1.4% to 66.2 million; transaction processing transactions decreased 1.3% to 19.6 million.
  Average expenditure per domestic payment processing transaction increased 0.5% from the third quarter of 2011 to $72.84.
  Domestic retail fuel price increased 1.1% to $3.74 per gallon from $3.70 per gallon in the third quarter of 2011.
  Total corporate card purchase volume grew 32.3% to $3.2 billion, from $2.4 billion for the third quarter of 2010.

Financial Guidance and Assumptions

“We’re pleased with our performance year-to-date and anticipate continued growth as we operate within the current sluggish economic environment. While our updated guidance reflects our expectation for healthy growth in our other payments solutions segment and steady growth in our fleet business, in the short term, we anticipate that deal and integration expenses related to our acquisition of Fleet One will offset these benefits,” said Steve Elder, Senior Vice President and Chief Financial Officer.

  For the fourth quarter of 2012, WEX expects revenue in the range of $162 million to $169 million and adjusted net income in the range of $39 million to $42 million, or $1.01 to $1.08 per diluted share.
  For the full year 2012, the Company expects revenue in the range of $616 million to $623 million and adjusted net income to be in the range of $156 million to $159 million, or $3.99 to $4.06 per diluted share.

Fourth quarter 2012 guidance is based on an assumed average U.S. retail fuel price of $3.65 per gallon, and approximately 39 million shares outstanding. Full-year 2012 guidance is based on an assumed average U.S. retail fuel price of $3.73 per gallon and approximately 39 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price. WEX is assuming the exchange rate of the Australian dollar will remain at a premium to the US dollar for the remainder of the year.

The Company's guidance also assumes that fourth quarter 2012 domestic fleet credit loss will range between 10 and 15 basis points, and that domestic fleet credit loss for full year 2012 will range between 9 to 11 basis points.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2012. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the third quarters of 2012 and 2011.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended September 30, 2012. This table is presented as Exhibit 2. The Company is also providing selected segment review information for the three months ending September 30, 2012 and 2011 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, October 31, 2012, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WXS) is a leading international provider of physical, digital and virtual corporate card payment solutions. From its roots as a pioneer in fleet card payments in 1983, WEX now provides its more than 350,000 customers ― representing more than 6.5 million cardholders ― with exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia, Wright Express New Zealand and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,300 associates. For more information about WEX, please visit WEXInc.com.

Forward Looking Statement

This press release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for the impact of recent acquisitions and equity investments; the Company’s positioning for future growth; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company's Annual Report for the year ended December 31, 2011, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2012 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Revenues
Fleet payment solutions	$117,877	$117,054	$341,709	$329,236
Other payment solutions	43,090	34,824	112,444	84,004

Total revenues	160,967	151,878	454,153	413,240

Expenses
Salary and other personnel	28,823	27,388	87,501	79,492
Service fees	28,968	20,774	74,046	51,978
Provision for credit losses	5,647	8,677	14,874	20,464
Technology leasing and support	4,577	3,895	13,718	11,851
Occupancy and equipment	3,032	2,761	9,062	8,846
Depreciation and amortization	27,877	11,767	50,591	33,644
Operating interest expense	1,243	1,449	3,430	4,188
Cost of hardware and equipment sold	759	1,166	2,270	3,042
Other	8,764	8,757	26,541	27,144

Total operating expenses	109,690	86,634	282,033	240,649

Operating income	51,277	65,244	172,120	172,591

Financing interest expense	(2,302)	(3,100)	(6,877)	(9,087)
Gain (loss) on foreign currency transactions	180	(855)	(312)	(363)
Net realized and unrealized gain (loss) on fuel price derivatives	(14,026)	13,952	(12,046)	(4,991)
Decrease in tax refund due to former shareholder of RD Card
Holdings Australia	—	—	9,750	—
Increase in amount due under tax receivable agreement	—	(875)	—	(875)

Income before income taxes	35,129	74,366	162,635	157,275

Income taxes	20,845	26,266	94,780	56,445

Net income before noncontrolling interest	14,284	48,100	67,855	100,830

Less: Net earnings from noncontrolling interest	(14)	—	(14)	—

Net earnings attributable to WEX Inc.	14,298	48,100	67,869	100,830

Changes in available-for-sale securities, net of tax effect of $27 and
$68 in 2012 and $57 and $90 in 2011	44	88	114	144
Changes in interest rate swaps, net of tax effect of $— and $35
in 2012 and $65 and $146 in 2011	—	113	60	252
Foreign currency translation	9,006	(29,888)	7,189	(11,407)

Comprehensive income attributable to WEX Inc.	$23,348	$18,413	$75,232	$89,819

Net earnings attributable to WEX Inc. per share:
Basic	$0.37	$1.24	$1.75	$2.61
Diluted	$0.37	$1.23	$1.74	$2.59

Weighted average common shares outstanding:
Basic	38,793	38,747	38,832	38,662
Diluted	38,995	38,951	39,084	38,938

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30, 2012	December 31, 2011

Assets
Cash and cash equivalents	$435,303	$25,791
Accounts receivable (less reserve for credit losses of $10,068 in 2012 and $11,526 in 2011)	1,630,699	1,323,915
Available-for-sale securities	16,223	17,044
Income taxes receivable	—	7,755
Fuel price derivatives, at fair value	428	410
Property, equipment and capitalized software (net of accumulated depreciation of
$121,348 in 2012 and $109,133 in 2011)	65,741	62,078
Deferred income taxes, net	104,425	143,524
Goodwill	579,204	549,504
Other intangible assets, net	137,197	109,656
Other assets	93,213	38,383

Total assets	$3,062,433	$2,278,060

Liabilities and Stockholders' Equity
Accounts payable	$586,941	$409,226
Accrued expenses	50,010	54,738
Income taxes payable	9,434	—
Deposits	1,206,114	693,654
Borrowed federal funds	—	6,900
Fuel price derivatives, at fair value	2,274	415
Revolving line-of-credit facilities and term loan	300,000	295,300
Other liabilities	14,992	15,749
Amounts due under tax receivable agreement	86,518	92,763

Total liabilities	2,256,283	1,568,745

Commitments and contingencies (Note 14)

Redeemable noncontrolling interest (Note 11)	22,113	—

WEX Inc. Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 42,488 in 2012
and 42,252 in 2011 shares issued; 38,810 in 2012 and 38,765 in 2011 shares outstanding	425	423
Additional paid-in capital	157,058	146,282
Retained earnings	701,258	633,389
Other comprehensive income (loss), net of tax:
Net unrealized gain on available-for-sale securities	314	200
Net unrealized loss on interest rate swaps	—	(60)
Net foreign currency translation adjustment	37,637	30,448

Accumulated other comprehensive income	37,951	30,588

Less treasury stock at cost, 3,766 shares in 2012 and 3,566 in 2011	(112,655)	(101,367)

Total equity	784,037	709,315

Total liabilities and stockholders' equity	$3,062,433	$2,278,060

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2012	2011

Cash flows from operating activities
Net income	$67,855	$100,830
Adjustments to reconcile net income to net cash used for operating activities:
Fair value change of fuel price derivatives	1,841	(13,785)
Stock-based compensation	8,806	7,429
Depreciation and amortization	35,604	35,267
Goodwill impairment	16,171	—
Deferred taxes	35,392	20,297
Provision for credit losses	14,874	20,464
Loss on disposal of property and equipment	—	715
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(306,350)	(383,951)
Other assets	(55,572)	(7,981)
Accounts payable	163,203	148,480
Accrued expenses	(5,755)	6,674
Income taxes	16,904	(2,765)
Other liabilities	(12,034)	(962)
Amounts due under tax receivable agreement	(6,245)	(5,187)

Net cash used for operating activities	(25,306)	(74,475)

Cash flows from investing activities
Purchases of property and equipment	(21,796)	(19,862)
Purchases of available-for-sale securities	(224)	(8,353)
Maturities of available-for-sale securities	1,228	769
Acquisition of CorporatePay, net of cash	(27,783)	—
Acquisition of ReD – adjustment	—	3,734
Acquisition of rapid!, net of earn out	—	(8,081)
Cash assumed in UNIK acquisition	1,566	—

Net cash used for investing activities	(47,009)	(31,793)

Cash flows from financing activities
Excess tax benefits from share-based payment arrangements	3,049	3,788
Repurchase of share-based awards to satisfy tax withholdings	(2,941)	(2,547)
Proceeds from stock option exercises	1,862	2,755
Net increase in deposits	512,456	170,974
Net (decrease)increase in borrowed federal funds	(6,900)	9,229
Loan origination fee paid for 2011 revolving line-of-credit facility	—	(6,184)
Net (repayments) borrowing on 2007 revolving line-of-credit facility	—	(332,300)
(Repayments) borrowings on term loan	—	(75,000)
Net borrowings in 2011 revolving line-of-credit facility	12,200	165,200
Borrowings on 2011 term note agreement	—	200,000
Repayment of 2011 term note agreement	(7,500)	(5,000)
Other financing debt	(19,560)	—
Purchase of shares of treasury stock	(11,288)	—

Net cash provided by financing activities	481,378	130,915

Effect of exchange rate changes on cash and cash equivalents	449	(615)

Net change in cash and cash equivalents	409,512	24,032
Cash and cash equivalents, beginning of period	25,791	18,045

Cash and cash equivalents, end of period	$435,303	$42,077

Supplemental cash flow information
Interest paid	$9,676	$11,439
Income taxes paid	$39,455	$35,066

Significant non-cash transaction
Acquisition of rapid! – estimated earn out	$—	$10,000
Reduction of rapid! – estimated earn out	$839	$—
Acquisition of UNIK– estimated earn out	$1,013	$—

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Income
Three and Nine Months Ended September 30, 2012 and 2011
(in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Total adjusted net income WEX Inc.	$42,035	$38,707	$116,681	$103,418

Unrealized gains (losses) on fuel price derivatives	(12,848)	20,728	(1,840)	13,785
Amortization of acquired intangible assets	(5,411)	(5,778)	(15,481)	(16,722)
Goodwill impairment	(16,171)	—	(16,171)	—
Change in tax refund due to former shareholders of RD Card
Holdings Australia	—	—	9,750	—
Non-cash adjustment related to the tax receivable agreement	—	(875)	—	(875)
Net earnings attributable to noncontrolling interest	77	—	77	—
Tax impact	6,616	(4,682)	(25,147)	1,224

Net earnings attributable to WEX Inc.	$14,298	$48,100	$67,869	$100,830

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles as well as the goodwill impairment, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement including the former shareholder of RD Card Holdings Australia. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles, goodwill impairment and related tax refund due to former shareholders of RD Card Holdings Australia have no impact on the operations of the business.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s GAAP tax provision.

Exhibit 2
Selected Non-Financial Metrics

	Q3 2012	Q2 2012	Q1 2012	Q4 2011	Q3 2011
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	66,155	63,912	60,557	60,598	65,230
Gallons per payment processing transaction	19.3	19.5	19.5	19.6	19.3
Payment processing gallons of fuel (000s)	1,274,798	1,243,466	1,178,090	1,185,522	1,261,088
Average US fuel price (US$ / gallon)	$3.74	3.79	3.72	3.53	3.70
Average Australian fuel price (US$ / gallon)	$5.42	5.60	5.80	5.45	5.50
Payment processing $ of fuel (000s)	$4,868,631	4,823,656	4,503,698	4,304,150	4,778,493
Net payment processing rate	1.62%	1.63%	1.64%	1.66%	1.64%
Fleet payment processing revenue (000s)	$78,803	78,451	73,855	71,276	78,381

Other Payment Solutions – Payment Processing Revenue:*
Payment solutions purchase volume (000s)	$3,182,032	2,822,657	2,189,578	2,018,097	2,404,668
Net interchange rate	.90%	0.90%	0.90%	0.98%	0.99%
Payment solutions processing revenue (000s)	$28,544	25,417	19,747	19,845	23,723

*Excludes payment processing revenue from Rapid! Paycard and UNIK

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
Three and Nine Months Ended September 30, 2012 and 2011
(in thousands)
(unaudited)

Fleet Payment Solutions

(in thousands, except per	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
transaction and per gallon data)	2012	2011	Amount	Percent	2012	2011	Amount	Percent

Revenues
Payment processing revenue	$78,803	$78,381	$422	1%	$231,109	$222,480	$8,629	4%
Transaction processing revenue	4,097	4,305	(208)	(5)%	12,235	12,472	(237)	(2)%
Account servicing revenue	17,657	17,014	643	4%	48,592	45,420	3,172	7%
Finance fees	12,604	12,791	(187)	(1)%	35,422	33,821	1,601	5%
Other	4,716	4,563	153	3%	14,351	15,043	(692)	(5)%

Total revenues	117,877	117,054	823	1%	341,709	329,236	12,473	4%

Other Payment Solutions

	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
(in thousands)	2012	2011	Amount	Percent	2012	2011	Amount	Percent

Revenues
Payment processing revenue	$29,653	$24,025	$5,628	23%	$75,731	$57,344	$18,387	32%
Transaction processing revenue	1,531	1,661	(130)	(8)%	5,128	5,261	(133)	(3)%
Account servicing revenue	1,627	955	672	70%	3,891	1,994	1,897	95%
Finance fees	521	190	331	174%	840	529	311	59%
Other	9,757	7,993	1,764	22%	26,853	18,876	7,977	42%

Total revenues	43,089	34,824	8,265	24%	112,443	84,004	28,439	34%

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com